Consent of Independent Registered Public Accounting Firm




We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 15, 2004, relating to the financial statements and financial highlights which appear in the June 30, 2004, Annual Reports to Shareholders of the UMB Scout WorldWide Fund and the UMB Scout WorldWide Select Fund (series of UMB Scout WorldWide Fund, Inc.) which is also incorporated by reference into this Registration Statement. We also consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which is part of this Registration Statement.


                                          /s/  BKD, LLP


Houston, Texas
November 2, 2004